MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	MEMC REPORTS FIRST QUARTER 2012 RESULTS First Quarter 2012 Highlights:

	•	GAAP revenue of $519.2 million and GAAP EPS of ($0.40)
	•	Non-GAAP revenue of $523.8 million and non-GAAP EPS of ($0.26)
	•	Semiconductor Materials revenue bottomed in first quarter based on recent order activity and industry data
	•	Solar Energy (SunEdison) sold 49 MW of solar energy systems, interconnected 149 MW and ended quarter with 147 MW under construction

St. Peters, MO, May 9, 2012 – MEMC Electronic Materials, Inc. (NYSE: WFR) announced financial results for the first quarter of 2012 that reflected continued challenges in the solar market and the potential bottom of the current semiconductor cycle.

Overall revenue in the first quarter of 2012 declined sequentially and year-over-year on weakness in semiconductor wafer and solar markets. Revenue in the company’s Semiconductor Materials business was lower sequentially driven by weaker pricing, and lower year-over-year due to lower volume and pricing. As of January 1, 2012, the Solar Materials and SunEdison segments were combined into one Solar Energy segment. Solar Energy revenue declined sharply both sequentially and year-over-year, sequentially primarily due to lower projects sales and year-over-year on lower silicon wafer volumes and pricing. A major factor in weaker solar wafer volumes was the company’s previously announced move away from external solar wafer sales. For the first quarter of 2012, SunEdison recognized non-GAAP revenue on 49 MW of solar energy systems sales, down 55% sequentially and down 11% year-over-year. SunEdison’s project pipeline fell slightly relative to the prior quarter to 2.9 GW.

“We believe the 2012 first quarter represented a turning point for our Semiconductor Materials business,” said MEMC’s Chief Executive Officer Ahmad Chatila. “Already in the second quarter, we are seeing improved order volumes and firming pricing. Although solar markets remain challenging, we are restructuring our business to lower costs and improve our competitive position. Our restructuring activities remain on track, and we remain committed to driving improved results while maintaining a focus on cash flow generation and liquidity.”

Revenue

GAAP revenue for the first quarter was $519.2 million, representing a decline of 29% from $735.9 million in the first quarter of 2011 and a decrease of 28% from $717.8 million in the fourth quarter of 2011. The year-over-year decline was due to lower solar and semiconductor wafer volume and pricing, partially offset by sales of excess polysilicon inventory, higher solar project direct sales and solar energy revenue. The sequential decrease was primarily driven by lower solar project sales, significantly lower solar wafer volume and pricing and weaker semiconductor wafer volume and pricing. Solar wafer sales to external parties are expected to decline to minimal levels due to the company’s strategic shift to primarily supplying wafers for internal consumption.

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Non-GAAP revenue for the quarter was $523.8 million, a decrease of 37% from $832.6 million in the 2011 first quarter and a decrease of 32% from $772.1 million in the 2011 fourth quarter. The year-over-year and sequential declines were due to lower solar and semiconductor wafer volume and pricing and lower solar energy system sales. Non-GAAP revenue for the 2012 first quarter includes $4.6 million related to real estate and sale-leaseback transactions that will be recognized in earnings under GAAP in the future, primarily beyond 2012. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures included herein.

Gross Margin

GAAP gross margin in the 2012 first quarter was 10.9%, compared to 15.5% in the first quarter of 2011 and (8.2%) in the 2011 fourth quarter.  Restructuring, impairment and other charges negatively affected GAAP gross margin in the 2011 fourth quarter. Non-GAAP gross margin was 10.0% in the 2012 first quarter, compared to 18.0% in the 2011 first quarter and adjusted non-GAAP gross margin of 11.6% in the 2011 fourth quarter, which excluded restructuring, impairment and other related charges. GAAP and non-GAAP gross margin were negatively affected sequentially and year-over-year by weaker solar wafer pricing, lower semiconductor wafer pricing and a less favorable SunEdison project mix. First quarter 2012 non-GAAP gross margin was lower than GAAP gross margin due to the recognition of GAAP revenue in the 2012 first quarter associated with deferred revenue from projects recognized under non-GAAP in the 2011 third quarter.

Net Income (Loss)

GAAP net loss for the 2012 first quarter was $92.0 million, or ($0.40) per share, compared to a net loss of $4.5 million, or ($0.02) per share, in the 2011 first quarter and a net loss of $1,484.4 million, or ($6.44) per share, in the 2011 fourth quarter. Fourth quarter 2011 net loss included charges of $1,401.2 million due to restructuring, impairment and other charges, as described below and in the company’s February 15, 2012 earnings release.

Non-GAAP net loss for the 2012 first quarter was $59.4 million, or ($0.26) per share, compared to non-GAAP net income of $21.5 million, or $0.09 per share, in the 2011 first quarter and adjusted non-GAAP net loss in the 2011 fourth quarter of $48.9 million, or ($0.21) per share. Adjusted non-GAAP net loss in the 2011 fourth quarter excluded restructuring, impairment and other charges of $1,401.2 million. Non-GAAP net loss includes the company’s customary adjustments related to its SunEdison project development business.

Cash Flow

During the 2012 first quarter, cash used in operations was $386.7 million. Non-recourse project financing partially offset negative operating cash flow. Free cash flow use was $241.0 million. Negative operating and free cash flow were primarily driven by increased working capital necessary to fund the construction of solar energy projects, including those held for sale. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $40.0 million in the 2012 first quarter, down from $205.4 million in the 2011 first quarter and $58.5 million in the 2011 fourth quarter.

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Construction of solar energy systems of $99.0 million in the 2012 first quarter included solar energy systems currently classified as owned and carried as fixed assets. The majority of these projects are expected to become sale-leaseback transactions in which the assets are financed with non-recourse debt. Projects expected to result in direct sales are classified as solar energy systems held for development and sale, thus impacting operating cash flows as noted above.

MEMC ended the 2012 first quarter with cash and cash equivalents of $380.6 million, a decrease of $205.2 million from the prior quarter, driven primarily by vendor payments and higher solar energy systems held for development and sale. Unrestricted cash and unused corporate revolver capacity was $636.9 million at the end of the 2012 first quarter. The company continues to implement programs to manage its liquidity and capital resources and expects to maintain adequate liquidity during 2012.

As part of the company’s restructuring plan, effective January 1, 2012, the Solar Materials and SunEdison business units were consolidated into one business unit, and since that date the company has been engaged in two reportable business segments, Semiconductor Materials and Solar Energy.

Following is additional detail on first quarter 2012 results by segment.

Semiconductor Materials

Semiconductor Materials GAAP revenue was $216.0 million, a decrease of 14% compared to the 2011 first quarter and a decrease of 5% compared to the 2011 fourth quarter. The year-over-year decline was primarily due to lower small diameter wafer volume and weaker pricing across all diameters, partially offset by higher large diameter wafer volume. The sequential decrease was primarily driven by weaker wafer pricing across all diameters.

Segment operating loss was $12.5 million, compared to operating profit of $8.4 million in the 2011 first quarter and an operating loss of $61.4 million in the 2011 fourth quarter. Operating loss in the 2012 first quarter includes a $4.0 million insurance recovery related to the March 2011 Japan earthquake, more than offset by consulting charges related to ongoing productivity initiatives. Operating profit in the 2011 first quarter includes a $9.3 million unfavorable impact related to the earthquake in Japan. Operating loss in the 2011 fourth quarter includes restructuring, impairment and other charges of $62.2 million and a net $3.2 million insurance recovery.

Solar Energy

Solar Energy GAAP revenue was $303.2 million, a 37% decrease from the 2011 first quarter and a 38% decrease from the 2011 fourth quarter. The year-over-year decline was driven by significantly weaker solar wafer volume and pricing, partially offset by higher solar project sales. The sequential decline was driven by weaker solar wafer pricing and volume and lower solar project sales, partially offset by higher solar project average pricing. Solar energy projects representing 47 MW were recognized under segment GAAP revenue in the 2012 first quarter, compared to 40 MW in the 2011 first quarter and 102 MW in the 2011 fourth quarter.

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Segment GAAP operating loss was $10.5 million, compared to operating profit of $32.8 million in the 2011 first quarter and operating loss of $1,162.7 million in the 2011 fourth quarter. Fourth quarter 2011 segment operating loss included restructuring, impairment and other charges of $1,117.1 million.

Segment non-GAAP revenue for the 2012 first quarter was $307.8 million, compared to $581.1 million in the 2011 first quarter and $544.2 million in the 2011 fourth quarter. First quarter 2012 non-GAAP revenue includes net adjustments of $4.6 million related to direct sale and sale-leaseback transactions. Solar projects representing 49 MW were recognized under segment non-GAAP revenue, of which 45 MW were direct sales and 4 MW were sale-leaseback transactions.

Solar projects interconnected during the 2012 first quarter represented 149 MW in 24 projects, including 111 MW of direct sales projects, 1 MW of sale-leaseback projects, and 37 MW of debt financed projects. All of the debt financed projects interconnected in the 2012 first quarter are located in India, where local statutory ownership requirements mandate certain minimum ownership and minimum holding periods. We intend to monetize our share of these projects as local restrictions allow. Approximately $274.7 million worth of projects in Europe are classified on the balance sheet as projects held for sale. We intend to sell these European projects, including a 60 MW project in Bulgaria, in 2012.

First quarter 2012 segment non-GAAP operating loss was $14.7 million, compared to non-GAAP operating income of $68.4 million in the 2011 first quarter and adjusted non-GAAP operating income of $5.7 million in the 2011 fourth quarter. Fourth quarter 2011 segment adjusted non-GAAP operating income excluded $1,117.1 million related to restructuring, impairment and other charges. The year-over-year and sequential declines were driven by weaker upstream margins and lower solar project operating profits.

Solar Energy ended the 2012 first quarter with a pipeline of 2.9 GW, down slightly relative to the 3.0 GW pipeline at the end of the 2011 fourth quarter and up over 50% from the 1.9 GW pipeline at the end of the 2011 first quarter. A solar project is classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. There can be no assurance that all pipeline projects will convert to revenue because in the ordinary course of our development business some fall-out is typical and certain projects will not be built. As of March 31, 2012, 147 MW of the pipeline was under construction. “Under construction” refers to projects within pipeline, in various stages of completion, which are not yet operational.

Corporate/Other

Corporate/other costs were $24.6 million in the 2012 first quarter, compared to $41.4 million in the 2011 first quarter and $24.1 million in the 2011 fourth quarter. The year-over-year decline reflected a $13.1 million charge related to net legal proceeding verdicts and settlements and higher corporate overhead within the 2011 first quarter.

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Restructuring Update
During the 2011 fourth quarter, the company initiated various restructuring actions in order to better align its operations relative to current and expected business conditions in the semiconductor and solar markets, with the goal of improving its competitive position, lowering ongoing operating costs and increasing cash flow generation across its business segments. The restructuring actions included the shuttering of the polysilicon manufacturing plant in Merano, Italy, capacity reduction at the Portland, Oregon and Kuching, Malaysia facilities, supplier contract terminations, a reduction in the company’s global workforce and the write-down of certain impaired assets and goodwill in its entirety. These activities are generally proceeding on plan and should be largely completed in 2012.

Outlook
In light of the current uncertainty in the semiconductor and solar markets, the company is not providing specific revenue and earnings guidance at this time. Instead, we are providing information on how we view the markets we serve and our position in those markets. Accordingly, the company expects the following, assuming no significant worldwide economic issues or other exogenous shocks in 2012:

For the second quarter 2012:
•	Semiconductor revenue up 5%-10% in Q2 2012 vs. Q1 2012
•	Solar energy systems non-GAAP sales volume in the range of 130 MW to 170 MW
•	Solar energy systems average pricing of approximately $3.50/watt
•	Operating expenses less than $110 million
•	Capital spending less than $50 million

For the full year 2012:
•	Semiconductor revenue down 2% to 5% year-over-year
	o	Revenue in second half 2012 stronger than in first half 2012
•	Solar energy systems non-GAAP sales volume greater than 400 MW
•	Solar energy systems average pricing greater than $3.50/watt
•	Operating expenses less than $375 million
•	Capital spending less than $175 million

Contacts: Media: Bill Michalek Director, Corporate Communications (636) 474-5443 Investors/Analysts: Chris Chaney Director, Investor Relations (636) 474-5226

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Use of Non-GAAP Measures

Management has determined that certain non-GAAP metrics for the Solar Energy segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our SunEdison business.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. Finally, because the vast majority of the restructuring, goodwill and other related charges and the unfavorable tax consequences from the GAAP financial measures are non-cash charges unrelated to ongoing operations, management determined that including among the non-GAAP financial performance measures that are presented herein, the adjusted non-GAAP financial performance measures excluding these charges would be useful as more representative of the operating results of the relevant reporting periods. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call

MEMC will host a conference call today, May 9, 2012, at 5:30 p.m. ET to discuss the company’s 2012 first quarter results, 2012 outlook and related business matters. A live webcast will be available on the company’s web site at www.memc.com.

A replay of the conference call will be available from 7:30 p.m. ET on May 9, 2012, until 11:59 p.m. ET on May 16, 2012.  To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 246633. A replay will also be available on the company's web site at www.memc.com.

About MEMC

MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements

Certain matters discussed in this press release and on the conference call are forward-looking statements, including that the company expects to maintain adequate liquidity during 2012; our intention to monetize our share of certain Indian projects as local restrictions allow; our intention to sell $274.7 million worth of European projects in 2012 that are classified on the balance sheet as projects held for sale; that the company’s restructuring activities should be largely completed in 2012; that for the second quarter, the company expects semiconductor revenue to be up 5%-10% in Q2 2012 vs. Q1 2012, with solar energy systems non-GAAP sales volume in the range of 130MW to 170MW, solar energy systems average pricing of approximately $3.50/watt, operating expenses less than $110 million and capital spending of less than $50 million; and that for the full year 2012, the company expects semiconductor revenue to be down 2% to 5% year-over-year, and stronger in the second half of 2012, solar energy systems non-GAAP sales volume greater than 400 MW, solar energy systems average pricing greater than $3.50/watt, operating expenses less than $375 million and capital spending less than $175 million. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for SunEdison projects; changes to accounting interpretations or accounting rules; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; market demand for our products and services; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States or elsewhere; existing or new regulations and policies governing the electric utility industry; our ability to convert SunEdison pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity, including the successful ramping of production at our Ipoh facility; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; seasonality or quarterly fluctuations in our SunEdison business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In millions, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Net sales	$519.2	$717.8	$735.9
Cost of goods sold	462.5	776.6	621.9
Gross margin	56.7	(58.8)	114.0

Operating expenses:
Marketing and administration	84.7	82.0	93.0
Research and development	20.1	22.4	21.0
Goodwill impairment charges	-	384.1	-
Restructuring charges	1.0	339.5	0.2
Asset impairment charges	2.5	365.4	-
Insurance recovery	(4.0)	(4.0)	-
Operating loss	(47.6)	(1,248.2)	(0.2)

Non-operating expense (income):
Interest expense	27.7	26.3	9.0
Interest income	(0.8)	(1.4)	(0.9)
Other, net	0.2	14.8	(2.0)
Total non-operating expense	27.1	39.7	6.1
Loss before income taxes and equity in (loss) earnings of joint ventures	(74.7)	(1,287.9)	(6.3)
Income tax expense (benefit)	17.0	129.7	(14.3)
(Loss) income before equity in (loss) earnings of joint ventures	(91.7)	(1,417.6)	8.0
Equity in (loss) earnings of joint ventures, net of tax	(1.2)	(67.3)	1.3
Net (loss) income	(92.9)	(1,484.9)	9.3
Net loss (income) attributable to noncontrolling interests	0.9	0.5	(13.8)
Net loss attributable to MEMC stockholders	$(92.0)	$(1,484.4)	$(4.5)

Basic loss per share	$(0.40)	$(6.44)	$(0.02)
Diluted loss per share	$(0.40)	$(6.44)	$(0.02)

Weighted-average shares used in computing basic loss per share	230.7	230.4	228.9
Weighted-average shares used in computing diluted loss per share	230.7	230.4	228.9

RESULTS BY REPORTABLE SEGMENT

	Three Months Ended
	March 31,	December 31,	March 31,
GAAP	2012	2011	2011
Net sales:
Semiconductor Materials	$216.0	$227.9	$251.5
Solar Energy	303.2	489.9	484.4
Consolidated net sales	$519.2	$717.8	$735.9

Operating (loss) income:
Semiconductor Materials	$(12.5)	$(61.4)	$8.4
Solar Energy	(10.5)	(1,162.7)	32.8
Corporate and other	(24.6)	(24.1)	(41.4)
Consolidated operating loss	$(47.6)	$(1,248.2)	$(0.2)

Non-GAAP
Adjustments for restructuring, impairment and other charges by segment:
Semiconductor Materials		$62.2
Solar Energy		1,117.1
Corporate and other		0.9
Total adjustments		$1,180.2

Non-GAAP adjusted operating income (loss) by segment: [A]
Semiconductor Materials		$0.8
Solar Energy		(45.6)
Corporate and other		(23.2)
Consolidated operating loss		$(68.0)

[A]	These adjustments do not include $78.9 of non-operating charges related to investment and joint-venture impairments.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; In millions)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$380.6	$585.8
Restricted cash	90.7	125.2
Accounts receivable, net	258.4	202.9
Inventories	283.2	321.8
Solar energy systems held for development and sale	522.8	373.0
Prepaid and other current assets	247.7	277.2
Total current assets	1,783.4	1,885.9
Investments	53.4	54.5
Property, plant and equipment, net:
Non-solar energy systems	1,228.2	1,253.7
Solar energy systems	1,188.4	1,139.4
Deferred tax assets, net	37.8	44.8
Restricted cash	39.1	37.5
Other assets	329.6	316.6
Intangible assets, net	145.9	149.2
Total assets	$4,805.8	$4,881.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$3.5	$3.7
Short-term solar energy system financing	204.6	144.2
Accounts payable	586.0	694.6
Accrued liabilities	391.6	409.0
Contingent consideration related to acquisitions	66.7	71.6
Deferred revenue for solar energy systems	89.3	41.4
Customer and other deposits	55.9	72.4
Total current liabilities	1,397.6	1,436.9
Long-term debt, less current portion	566.8	567.7
Long-term solar energy system financing and capital lease obligations, less current portion	1,334.7	1,211.2
Pension and post-employment liabilities	70.0	69.4
Customer and other deposits	286.0	276.8
Deferred revenue for solar energy systems	93.8	157.4
Non-solar energy deferred revenue	50.2	51.2
Other liabilities	306.1	326.1
Total liabilities	4,105.2	4,096.7

Stockholders' equity:
Preferred stock	-	-
Common stock	2.4	2.4
Additional paid-in capital	628.4	621.7
Retained earnings	485.5	577.5
Accumulated other comprehensive loss	(8.7)	(3.9)
Treasury stock	(459.8)	(459.8)
Total MEMC stockholders' equity	647.8	737.9
Noncontrolling interests	52.8	47.0
Total stockholders' equity	700.6	784.9
Total liabilities and stockholders' equity	$4,805.8	$4,881.6

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In millions)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Cash flows from operating activities:
Net (loss) income	$(92.9)	$(1,484.9)	$9.3
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	52.9	65.4	49.0
Stock-based compensation	7.3	12.2	9.7
Goodwill impairment charges	-	384.1	-
Asset impairment charges	2.5	381.7	-
Impairment of investments	-	78.9	-
Provision (benefit) for deferred taxes	7.3	163.5	(35.6)
Deferred revenue	1.9	(6.6)	(6.3)
Loss on supplier agreements	-	41.3	-
Gain on contingent consideration related to acquisitions	(0.6)	(12.9)	-
(Increase) decline in fair value of warrant	(0.3)	0.2	(1.6)
Changes in operating assets and liabilities (net of effects from acquisitions):
Accounts receivable	(56.4)	49.6	(103.3)
Accounts payable	(113.7)	(101.6)	(127.6)
Inventories	41.4	52.5	(58.5)
Solar energy systems held for development and sale	(172.4)	38.0	(4.6)
Deferred revenue for solar energy systems	(17.9)	(79.6)	13.3
Customer and other deposits	(16.7)	7.0	22.2
Other	(28.9)	234.6	8.9
Net cash used in operating activities	(386.5)	(176.6)	(225.1)

Cash flows from investing activities:
Capital expenditures	(40.0)	(58.5)	(205.4)
Construction of solar energy systems	(99.0)	(127.9)	(52.6)
Purchases of cost and equity method investments	-	-	(20.7)
Change in restricted cash	34.4	(40.8)	(19.1)
Proceeds from sale of property plant and equipment	-	3.2	-
Payments to vendors for refundable deposits on long-term agreements	-	-	(24.0)
Proceeds from equity method investments	9.3	12.0	-
Other	(0.2)	-	(0.6)
Net cash used in investing activities	(95.5)	(212.0)	(322.4)

Cash flows from financing activities:
Proceeds from senior notes issuance	-	-	550.0
Cash paid for contingent consideration for acquisitions	(3.8)	-	(50.2)
Proceeds from solar energy system financing and capital lease obligations	351.5	416.5	109.2
Repayments of solar energy system financing and capital lease obligations	(72.8)	(184.5)	(54.6)
Common stock issued and repurchased	(0.1)	(0.8)	(2.6)
Proceeds from and (dividends paid to) noncontrolling interests	6.0	(33.8)	(14.1)
Debt financing fees	(5.3)	(5.0)	(20.0)
Net repayments of customer deposits
related to long-term supply agreements	-	(0.4)	(1.6)
Principal payments on long-term debt	-	(1.9)	-
Net cash provided by financing activities	275.5	190.1	516.1

Effect of exchange rate changes on cash and cash equivalents	1.5	(1.8)	8.2

Net decrease in cash and cash equivalents	(205.0)	(200.3)	(23.2)
Cash and cash equivalents at beginning of period	585.8	786.1	707.3
Cash and cash equivalents at end of period	$380.8	$585.8	$684.1

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(Unaudited; In millions, except per share data) [A]

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Consolidated Non-GAAP Financial Measures
Non-GAAP net sales	$523.8	$772.1	$832.6
Non-GAAP gross margin	52.5	(7.5)	149.6
Adjusted Non-GAAP gross margin		89.2
Non-GAAP gross margin percentage	10.0%	-1.0%	18.0%
Adjusted Non-GAAP gross margin percentage		11.6%
Non-GAAP operating (loss) income	(51.8)	(1,196.9)	35.4
Adjusted Non-GAAP operating loss		(16.7)
Non-GAAP net (loss) income	(59.4)	(1,450.1)	21.5
Non-GAAP fully diluted (loss) earnings per share	(0.26)	(6.29)	0.09
Adjusted Non-GAAP net loss		(48.9)
Adjusted Non-GAAP fully diluted loss per share		(0.21)
Adjusted Non-GAAP fully diluted loss per share excluding tax adjustment		(0.09)

Reconciliations of GAAP to Non-GAAP Measures

MEMC Inc. Consolidated
GAAP net sales	$519.2	$717.8	$735.9
Direct sales [B]	(5.3)	(125.2)	36.4
Financing sale-leasebacks [C]	9.9	179.5	60.3
Non-GAAP net sales	$523.8	$772.1	$832.6

GAAP gross margin	$56.7	$(58.8)	$114.0
Direct sales [B]	(3.0)	19.6	20.2
Financing sale-leasebacks [C]	(1.2)	31.7	15.4
Non-GAAP gross margin	$52.5	$(7.5)	$149.6
Adjustment for restructuring, impairment and other charges [D]		96.7
Adjusted Non-GAAP gross margin		$89.2

GAAP operating loss	$(47.6)	$(1,248.2)	$(0.2)
Direct sales [B]	(3.0)	19.6	20.2
Financing sale-leasebacks [C]	(1.2)	31.7	15.4
Non-GAAP operating (loss) income	$(51.8)	$(1,196.9)	$35.4
Adjustments for restructuring, impairment and other charges [D]		1,180.2
Adjusted Non-GAAP operating loss		$(16.7)

GAAP net loss attributable to MEMC stockholders	$(92.0)	$(1,484.4)	$(4.5)
Recurring Non-GAAP adjustments [B, C and E]	32.6	34.3	26.0
Non-GAAP net (loss) income	$(59.4)	$(1,450.1)	$21.5
Adjustments for restructuring, impairment and other charges [D]		1,401.2
Adjusted Non-GAAP net loss		$(48.9)

GAAP fully diluted loss per share	$(0.40)	$(6.44)	$(0.02)
Recurring Non-GAAP adjustments [B, C and E]	0.14	0.15	0.11
Non-GAAP fully diluted (loss) earnings per share	$(0.26)	$(6.29)	$0.09
Adjustments for restructuring, impairment and other charges [D]		6.08
Adjusted Non-GAAP fully diluted loss per share		$(0.21)

Adjusted Non-GAAP fully diluted loss per share		$(0.21)
Change in tax rates due to earnings mix [F]		0.12
Adjusted Non-GAAP fully diluted loss per share excluding tax adjustment		$(0.09)

[A]	Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment. The Company believes that these non-GAAP measures represent important internal measures of performance for our SunEdison business, and better reflect Solar Energy's results from operations and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the Solar Energy segment. MEMC management uses these measures to manage the Solar Energy segment because it believes these measures are more representative of the operational health and performance of that segment. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B]	These non-GAAP measures include adjustments to revenue in the Company’s SunEdison business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C]	Adjustment relates to revenue from SunEdison sale-leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D]	These special adjustments relate to non-cash charges (goodwill and deferred tax asset impairments), restructuring and other costs (primarily non-cash) to streamline future operations. Management believes it is useful to have non-GAAP EPS reflect exclusion of these charges as it is more representative of the results of the continuing operations in the respective reporting period. This non-GAAP measure should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP.

[E]	Income tax has been calculated using the estimated effective tax rate for MEMC in the jurisdictions giving rise to the related adjustments and assumes sale-leaseback deferred tax assets will be realized.

[F]	Adjustment relates to tax effects associated with world-wide income distribution (which tax effects impacted both GAAP and non-GAAP EPS).

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(Unaudited; In millions) [A]

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$307.8	$544.2	$581.1
Solar Energy Segment Non-GAAP operating (loss) income	(14.7)	(1,111.4)	68.4
Solar Energy Segment adjusted Non-GAAP operating income		5.7
Solar Energy Segment adjusted Non-GAAP operating income as a percentage of
Non-GAAP net sales		1%

Reconciliations of GAAP to Non-GAAP Measures

Solar Energy Segment
Solar Energy GAAP net sales	$303.2	$489.9	$484.4
Direct sales [B]	(5.3)	(125.2)	36.4
Financing sale-leasebacks [C]	9.9	179.5	60.3
Solar Energy Non-GAAP net sales	$307.8	$544.2	$581.1

Solar Energy GAAP operating (loss) income	$(10.5)	$(1,162.7)	$32.8
Direct sales [B]	(3.0)	19.6	20.2
Financing sale-leasebacks [C]	(1.2)	31.7	15.4
Solar Energy Non-GAAP operating (loss) income	$(14.7)	$(1,111.4)	$68.4
Adjustments for restructuring, impairment and other charges [D]		1,117.1
Adjusted Non-GAAP operating income		$5.7

[A], [B], [C], [D] - See previous page

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited; In millions)

EBITDA CALCULATION [A]

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Net loss attributable to MEMC stockholders	$(92.0)	$(1,484.4)	$(4.5)
Net interest expense	26.9	24.9	8.1
Depreciation and amortization	52.9	65.4	49.0
Income tax expense (benefit)	17.0	129.7	(14.3)
EBITDA [A]	$4.8	$(1,264.4)	$38.3

[A] .	EBITDA is a non-GAAP disclosure consisting of net loss attributable to MEMC stockholders plus interest expense, net, depreciation and amortization and provision for income taxes. The Company believes that EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited; In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING	March 31,	December 31,
	2012	2011

Senior notes	$550.0	$550.0
Semiconductor Materials - Bank debt	20.3	21.4
Solar Energy - Debt	35.4	36.1
Solar Energy - Current portion of non-recourse system financing debt and capital lease obligations	204.6	144.2
Solar Energy - Non-recourse system financing debt and capital lease obligations, less current portion	1,299.3	1,175.1
Total	$2,109.6	$1,926.8

NON-GAAP RECONCILIATION OF FREE CASH FLOW [A]	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Net cash used in operating activities	$(386.5)	$(176.6)	$(225.1)

Capital expenditures	(40.0)	(58.5)	(205.4)
Construction of solar energy systems	(99.0)	(127.9)	(52.6)
Proceeds from solar energy system financing and capital lease obligations	351.5	416.5	109.2
Repayments of solar energy system financing and capital lease obligations	(72.8)	(184.5)	(54.6)
Proceeds from (and dividends paid to) noncontrolling interests	6.0	(33.3)	(14.1)
Free cash flow [A]	$(240.8)	$(164.3)	$(442.6)

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).

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